EXHIBIT 23.1

CONSENT OF KPMG LLP

The Board of Directors and Shareholders

    Rayovac Corporation:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-59086) and Form S-8 (Nos. 333-39239, 333-41815, 333-42443, 333-68250, and 333-117567), of Rayovac Corporation of our reports dated November 12, 2004, with respect to the consolidated balance sheets of Rayovac Corporation and subsidiaries as of September 30, 2004 and 2003, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended September 30, 2004 and the related financial statement schedule, which reports appear in the September 30, 2004 Annual Report on Form 10-K of Rayovac Corporation.

/s/ KPMG LLP

Atlanta, GA

November 12, 2004